SeraCare Reports First Quarter Fiscal Year 2009 Results

-Continued Growth in Core Diagnostic & Biopharmaceutical Products Segment and Expanded Product
Offerings-

Milford, MA, February 17, 2009— SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported operational and financial results for its first quarter of fiscal year 2009 ended December 31, 2008.

Recent Corporate Highlights:

•	Increased revenue from core products, which excludes therapeutic grade human serum albumin products, by 3%, or $0.2 million, in the first fiscal quarter of 2009 compared with the same quarter in the previous year.

•	Expanded the Company’s product platform with the introduction of a genetic controls business line and the introduction of two new control products for use by research labs conducting warfarin and thrombophilia testing.

•	Expanded the Company’s offering of proteomic tools through a global partnership with RayBiotech, Inc. in which SeraCare will act as an agent for the sale of RayBiotech’s full product line of antibody arrays, protein arrays, tissue microarrays and ELISA and EIA kits.

“In the first quarter of fiscal 2009, SeraCare maintained growth in our core products segment despite global economic stress and continued to meet our customers’ critical needs for new high-quality product offerings exemplified by the launch of the genetic controls line,” said Susan Vogt, President and Chief Executive Officer. “While we remain mindful of the financial constraints on our customer base, we believe SeraCare’s commitment to growing new business lines and expanding global market share combined with continued prudent financial management will enable us to succeed despite these difficult market conditions.”

Revenue for the first quarter of fiscal year 2009 was $9.3 million compared to $12.6 million in the first quarter of fiscal year 2008. Diagnostic & Biopharmaceutical Products revenue during the same period decreased by $2.3 million, while BioServices revenue decreased by $1.0 million. As expected and as previously disclosed, the Company’s Diagnostic & Biopharmaceutical Products revenue included nominal sales from therapeutic grade human serum albumin products during the current quarter as compared to $2.6 million in the three months ended December 31, 2007. Excluding therapeutic grade human serum albumin products, sales of SeraCare’s core manufactured products increased $0.2 million, or 3%, due to organic growth in the first quarter.

Revenue for SeraCare’s BioServices segment decreased $1.0 million in the first quarter of fiscal year 2009. During the same period in fiscal year 2008, the Company billed $0.5 million pursuant to a government contract related to the settlement of indirect billing rates used in previous periods. The Company had no such billings during the first quarter of fiscal 2009. The remaining decrease in the BioServices segment is due to a slowdown in research spending by customers over the quarter which the Company believes is related to the current economic downturn.

Gross margin decreased to 24.7% in the first quarter of fiscal 2009 from 32.5% in the first quarter of fiscal 2008. During the first quarter of fiscal 2008, margin rates received a benefit due to $0.5 million billed pursuant to a government contract which related to the settlement of indirect billing rates used in previous periods. In addition, margins decreased due to fixed costs being spread over a lower revenue base.

“During the first quarter, we took a series of actions to optimize our opportunity for growth in the core business while reducing spending levels in support of our profitability improvement goals,” stated Gregory Gould, Chief Financial Officer. “The actions taken include a workforce reduction of over 10%, the suspension of annual salary increases for senior management and executives and other spending reductions across all areas of our operations. As a result of the global economic downturn, the Company did take a goodwill impairment which resulted in a $15.1 million charge this quarter, however we remain focused on growing the business and believe the value proposition of the Company’s business continues to be very promising.”

The Company had a net loss of $16.9 million and a loss per share on a diluted basis of $0.91 for the quarter ended December 31, 2008 compared to a net loss of $0.7 million and a loss per share on a diluted basis of $0.04 during the same period in 2007. The Company recorded an impairment charge to goodwill in the amount of $15.1 million. Excluding this impairment charge, the Company had a net loss of $1.8 million and a loss per share on a diluted basis of $0.10 for the quarter ended December 31, 2008.

The Company had $5.0 million in cash and $5.9 million in debt at December 31, 2008.

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:

This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, covenant limitations in our existing credit facility, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors and changes in the regulatory environment. Many of these factors are beyond our ability to control or predict.

Contacts:

Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060